EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
United Natural Foods, Inc.:

We consent to the use of our report dated September 30, 2015 with respect to the consolidated balance sheets of United Natural Foods, Inc. and subsidiaries as of August 1, 2015 and August 2, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the fiscal years in the three-year period ended August 1, 2015, and the effectiveness of internal control over financial reporting as of August 1, 2015, incorporated by reference herein.

Providence, Rhode Island
December 22, 2015